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                                       AMENDMENT

     AMENDMENT, of the employment agreement by and between ENVIROTEST SYSTEMS CORP., a Delaware corporation (the "Company") and RAJ G. MODI, (the "Employee") dated January 1, 1996 (the "Agreement"), made as of the 4th day of June, 1998.

                                       WITNESSETH:

     WHEREAS, the Company and the Employee entered into the Agreement on January 1, 1996; and

     WHEREAS, the Company and the Employee mutually agree to amend certain terms and conditions of the Agreement.

     NOW, THEREFORE, the parties hereby agree to amend the Agreement effective as of the date of this Amendment is entered into, as follows:

     1. Section 1(b) of the Agreement shall be amended to read in its entirety as follows:

     "The employment of the Employee by the Company hereunder shall commence as of the date hereof and, unless sooner terminated in the manner herein provided, shall terminate on the fourth anniversary hereof (the "Term")."

     2. Section 8(b) of the Agreement shall be amended to read in its entirety as follows:

     "If (i) the Company terminates the employment of the Employee during the Term other than for "cause" (as defined in Paragraph 8(a) of this Agreement), or (ii) during the Term there is a change of control of the Company and the successor entity (or purchaser) does not accept an assignment of this Agreement, or (iii) the terms of the Employee's employment are materially adversely changed or duties or responsibilities are materially diminished, following a change of control or otherwise (including, by way of example and not by limitation, by reason the Employee ceasing to be a Vice President and Chief Financial Officer of the Company), or (iv) a change of control occurs, as a result of which the Company ceases to have any publicly-traded equity securities, whereupon, in the case of clauses (ii), (iii) and (iv), the Employee shall have the right to consider his employment hereunder to have been terminated by the Company by giving written notice to the Company within 10 business days after the effective date of such event or the date on which the Employee believes that such adverse change has occurred, the action(s) constituting such adverse change or diminution, if

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     applicable, and the fact that he is terminating this Agreement pursuant to this Paragraph 8(b)(ii), (iii) or (iv), as applicable, then (A) the Company shall retain Employee and Employee agrees to serve as a consultant to the Company for the longer of the remainder of the Term or twenty-four
     (24) months ("Consulting Period"); (B) the Employee's Options shall vest as set forth in Section 4(b) above; and (C) the Employee shall be entitled to continue to receive (1) on the same schedule as was in existence prior to such termination payment of his base salary and all other benefits to which he is entitled for the Consulting Period and (2) the pro rata portion of any bonus earned by the Employee for the final year in which the termination occurred."

     This Amendment supersedes the Amendment dated as of April 21, 1998 between the Company and the Employee.

                                        ENVIROTEST SYSTEMS CORP.

                                        By:   /s/ MARK THOMAS
                                              ------------------
                                              Name:  MARK THOMAS
                                              Title: Executive Vice President

                                              /s/ RAJ G. MODI
                                              ------------------
                                                  RAJ G. MODI